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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5 )*


                           Pacific Crest Capital, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    694166109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
                780 Third Avenue, 30th Floor, New York, NY 10017
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                               September 12, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box /_/.


Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages.
                        Exhibit Index located on Page ___
                                                                SEC 1746 (12-91)

-----------------------------------          -----------------------------------
CUSIP No. 694166109                                           Page 2 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    SOAM Holdings, LLC
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    162,900
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    162,900
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    162,900
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    6.1%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    00
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 694166109                                           Page 3 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Sandler O'Neill Asset Management, LLC
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------

4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    New York
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    162,900
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    162,900
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    162,900
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    6.1%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    00
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 694166109                                           Page 4 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Partners, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    24,900
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    24,900
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    24,900
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.9%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    PN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 694166109                                           Page 5 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Partners II, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    72,100
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    72,100
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    72,100
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    2.7%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    PN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 694166109                                           Page 6 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Hedge Fund, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    16,000
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    16,000
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    16,000
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.6%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    PN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 694166109                                           Page 7 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Malta Hedge Fund II, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    49,900
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    49,900
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    49,900
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.9%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    PN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------          -----------------------------------
CUSIP No. 694166109                                           Page 8 of 13 Pages
-----------------------------------          -----------------------------------

================================================================================
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Terry Maltese
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    00
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                / /
--------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    USA
--------------------------------------------------------------------------------
7.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE VOTING POWER

--------------------------------------------------------------------------------
8.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED VOTING POWER
    162,900
--------------------------------------------------------------------------------
9.  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
10. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
    PERSON WITH SHARED DISPOSITIVE POWER
    162,900
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
    162,900
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    6.1%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    IN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No. 5 to Schedule 13D relating to Pacific Crest Capital, Inc. is being filed on behalf of the undersigned to amend the Schedule 13D filed by the undersigned dated March 4, 1998, as amended by Amendment No. 1 to the
Schedule 13D dated July 22, 1998, Amendment No. 2 to the Schedule 13D dated March 16, 1998, Amendment No. 3 to the Schedule 13D dated May 28, 1998 and Amendment No. 4 to the Schedule 13D dated November 23, 1999 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

Item 2.  Identity and Background.

         Item 2(b) of the Schedule 13D is hereby amended in its entirety to read as follows:

         (b) The address of the principal offices of each of MP, MHF, MPII, MHFII, Holdings and SOAM and the business address of Mr. Maltese is Sandler O'Neill Asset Management LLC, 780 Third Avenue, 30th Floor, New York, New York 10017. The address of the principal offices of 2WTC is c/o Sandler O'Neill & Partners, L.P., 2 World Trade Center -- 104th Floor, New York, New York 10048.

Item 3.  Source and Amount of Funds.

         Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

         The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII and MHFII is $296,276, $192,798, $902,789 and $678,529, respectively. Such shares were purchased with the investment capital of the respective entities.

Item 5.  Interest in Securities of the Issuer.

         Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a) Based upon an aggregate of 2,655,774 shares of Common Stock outstanding, as set forth in the Issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, as of the close of business on September 12, 1999:

    (i) MP beneficially owned 24,900 shares of Common Stock, constituting approximately 0.9% of the shares outstanding.

    (ii) MHF beneficially owned 16,000 shares of Common Stock, constituting approximately 0.6% of the shares outstanding.

    (iii) MPII beneficially owned 72,100 shares of Common Stock, constituting approximately 2.7% of the shares outstanding.

    (iv) MHFII beneficially owned 49,900 shares of Common Stock, constituting approximately 1.9% of the shares outstanding.

    (v) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 24,900 shares owned by MP, the 16,000 shares owned by MHF, the 72,100 shares owned by MPII and the 49,900 shares owned by MHFII, or an aggregate of 162,900 shares of Common Stock, constituting approximately 6.1% of the shares outstanding.

    (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 24,900 shares owned by MP, the 16,000 shares owned by MHF, the 72,100 shares owned by MPII and the 49,900 shares owned by MHFII, or an aggregate of 162,900 shares of Common Stock, constituting approximately 6.1% of the shares outstanding.

    (vii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 24,900 shares owned by MP, the 16,000 shares owned by MHF, the 72,100 shares owned by MPII and the 49,900 shares owned by MHFII, or an aggregate of 162,900 shares of Common Stock, constituting approximately 6.1% of the shares outstanding.

    (viii) In the aggregate, the Reporting Persons beneficially own an aggregate of 162,900 shares of Common Stock, constituting approximately 6.1% of the shares outstanding.

    (ix)   2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) Since the date of the filing of the Schedule 13D, MP effected the following transactions in the Common Stock in open market transactions with brokers:

                                           Number        Price
          Date          Action            of Shares    per Share
          ----          ------            ---------    ---------

         12/31/98      Transfer            44,573        N/A
                       to MPII
         01/11/99      Bought                 600       14.625
         01/26/99      Sell                 3,000       14.750
         05/27/99      Sell                   327       15.3929
         05/28/99      Sell                   800       15.800
         06/01/99      Sell                   400       15.3125
         08/04/99      Bought               1,000       15.250
         09/08/99      Bought                 500       14.875


         Since the date of the filing of the Schedule 13D, MHF effected the following transactions in the Common Stock in open market transactions with brokers:

                                           Number        Price
          Date          Action            of Shares    per Share
          ----          ------            ---------    ---------

         12/31/98      Transfer            19,077        N/A
                       to MHFII
         01/11/99      Bought                 600       14.625
         01/26/99      Sell                 3,000       14.750
         05/27/99      Sell                   223       15.3929
         05/28/99      Sell                   500       15.800
         06/01/99      Sell                   200       15.3125
         08/04/99      Bought               1,200       15.250
         09/08/99      Bought                 500       14.875

         Since the date of the filing of the Schedule 13D, MPII effected the following transactions in the Common Stock in open market transactions with brokers:

                                           Number        Price
          Date          Action            of Shares    per Share
          ----          ------            ---------    ---------

         12/31/98      Transfer            44,573        N/A
                       from MP
         01/11/99      Bought               2,000       14.625
         01/26/99      Bought               3,000       14.750
         05/27/99      Sell                   973       15.3929
         05/28/99      Sell                 2,300       15.800
         06/01/99      Sell                 1,200       15.3125
         08/04/99      Bought               3,000       15.250
         09/08/99      Bought               1,800       14.875


         Since the date of the filing of the Schedule 13D, MHFII effected the following transactions in the Common Stock in open market transactions with brokers:

                                           Number        Price
          Date          Action            of Shares    per Share
          ----          ------            ---------    ---------
         12/31/98       Transfer           19,077        N/A
                        from MHF
         01/11/99       Bought              1,800       14.625
         01/26/99       Bought              3,000       14.750
         05/27/99       Sell                  577       15.3929
         05/28/99       Sell                1,400       15.800
         06/01/99       Sell                  700       15.3125
         08/04/99       Bought              4,800       15.250
         09/08/99       Bought              2,200       14.875


(d)      Not applicable.

(e)      Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 21, 1999

MALTA PARTNERS, L.P.                        MALTA HEDGE FUND, L.P.

By:     SOAM Holdings, LLC,                 By:     SOAM Holdings, LLC,
        the sole general partner                    the sole general partner


By: /s/ Terry Maltese                       By: /s/ Terry Maltese
    -----------------                           -----------------
        Terry Maltese                               Terry Maltese
        President                                   President

MALTA PARTNERS II, L.P.                     MALTA HEDGE FUND II, L.P.

By:     SOAM Holdings, LLC,                 By:     SOAM Holdings, LLC,
        the sole general partner                    the sole general partner


By: /s/ Terry Maltese                       By: /s/ Terry Maltese
    -----------------                           ------------------
        Terry Maltese                               Terry Maltese
        President                                   President


SOAM Holdings, LLC                          Sandler O'Neill Asset Management LLC

By: /s/ Terry Maltese                       By: /s/ Terry Maltese
    -----------------                           -----------------
        Terry Maltese                               Terry Maltese
        President                                   President

Terry Maltese

/s/ Terry Maltese
-----------------